ATB MEDIA, INC.




                              FINANCIAL STATEMENTS






                  FOR THE YEAR ENDED DECEMBER 31, 2003 AND THE
                         SIX MONTHS ENDED JUNE 30, 2004

                            GERALD D. STRONG, C.P.A.
                              6701 STANSBURY COURT
                            FREDERICKSBURG, VA 22407


                                Auditor's Report


I have audited the accompanying balance sheets of ATB Media, Inc. as of December 31, 2003 and June 30, 2004, and the related statements of operations, and cash flows for the year ended December 31, 2003 and the six months ended June 30, 2004. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe my audits provide a reasonable basis for my opinions.

In my opinion, the financial statements referred to above present fairly the financial position of ATB Media, Inc. as of December 31, 2003 and June 30, 2004, and the results of its operations and its cash flows for the year ended December 31, 2003 and the six months ended June 30, 2004 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has not had significant sustained operations since being formed. In addition, the Company expects to continue to fund its investments and its operations until its operations are sufficient to generate sufficient revenue and cash flows to meet anticipated expenditures and other cash requirements. The Company does not presently have cash reserves or other sources of cash to cover such anticipated expenditures and other cash requirements. These factors, in addition to the other factors discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are discussed in the "Risks and Uncertainties" section of the Summary of Accounting Policies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/Gerald  D.  Strong
                                        ---------------------
                                        Gerald  D.  Strong,  C.P.A.

July  9,  2004



                                          ATB MEDIA, INC.
                                          BALANCE SHEETS
------------------------------------------------------------------------------------------------



                                                                    December           June
                                                                    31, 2003         30, 2004
                                                                  ---------------  -------------
ASSETS

CURRENT ASSETS:

Cash and cash equivalents  and TOTAL CURRENT ASSETS               $          383   $        324
                                                                  ---------------  -------------

Advances on behalf of radio stations (Note 2 ) . . . . . . . . .         988,073        988,073

Investment and advance under bridge financing agreement
 (Note 3)                                                                    ---            ---

Investment in Group One Broadcasting, Inc.,  (Note 4)                        ---            ---

------------------------------------------------------------------------------------------------
TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .  $      988,456   $    988,397
------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:

       Accounts payable (Notes 2, 5, 6and 10). . . . . . . . . .  $      687,120   $    705,870

       Due to AIMS . . . . . . . . . . . . . . . . . . . . . . .          80,945         80,945

       Notes payable (Notes 2 and 6) . . . . . . . . . . . . . .       1,299,007      1,299,007

       Assumed debt (Notes 7 and 10) . . . . . . . . . . . . . .       1,202,910      1,202,910

       Accrued interest payable (Notes 6,7 and 10) . . . . . . .       1,222,224      1,370,995

------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES AND TOTAL LIABILITIES. . . . . . . . .      4,4492,206      4,659,727
------------------------------------------------------------------------------------------------

Commitments (Notes 1,2 and 10)

STOCKHOLDERS' EQUITY (DEFICIT) (NOTES 4, 7 AND 8):

  Common stock. $.001 par value, 10,000,000 shares authorized,
  8,456,746 shares issued and outstanding, including  4,742,763
  shares of  Series A Nonvoting common stock . . . . . . . . . .           8,457          8,457

  Additional paid-in capital . . . . . . . . . . . . . . . . . .         106,078        106,078

  Accumulated deficit. . . . . . . . . . . . . . . . . . . . . .      ( 3618,285)    (3,785,865)

------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT) . . . . . . . . . . . . . .     ( 3,503,750)    (3,671,330)
------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) . . . . . .  $      988,456   $    988,397
------------------------------------------------------------------------------------------------

     SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES AND NOTES TO FINANCIAL
                                  STATEMENTS.



                                         ATB MEDIA, INC.
                                    STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------------


                                            FOR THE YEAR ENDED    FOR THE SIX MONTHS
                                            DECEMBER 31, 2003     ENDED JUNE 30, 2004
                                           --------------------  ---------------------
     Loss on investment (Note 4). . . . .  $           116,000   $                 --

     Interest (Notes 5, 6 and 7). . . . .              343,103                167,521

     General and administrative . . . . .              135,070                     59

--------------------------------------------------------------------------------------

TOTAL EXPENSES. . . . . . . . . . . . . .              594,173                167,580

--------------------------------------------------------------------------------------
NET LOSS. . . . . . . . . . . . . . . . .             (594,173)              (167,580)
--------------------------------------------------------------------------------------

ACCUMULATED DEFICIT, BEGINNING OF PERIOD.           (3,024,112)            (3,618,285)
                                           --------------------  ---------------------

--------------------------------------------------------------------------------------
ACCUMULATED DEFICIT, END OF PERIOD. . . .  $        (3,618,285)  $         (3,785,865)
--------------------------------------------------------------------------------------


     SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES AND NOTES TO FINANCIAL
                                  STATEMENTS.



                                                       ATB  MEDIA,  INC.
                                                  STATEMENTS  OF  CASH  FLOWS
------------------------------------------------------------------------------------------------------------------------

                                                                         FOR THE YEAR  ENDED    OR THE SIX MONTHS ENDED
                                                                          DECEMBER 31, 2003       ENDED JUNE 30, 2004
                                                                        ---------------------  -------------------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
      Net  loss. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $           (594,173)  $               (167,580)

     ADJUSTMENTS TO RECONCILE NET LOSS
     TO NET CASH PROVIDED BY OPERATIONS
     Loss on investment in Group One Broadcasting, Inc.                              116,000                        ---
    Increase in accounts payable, including interest of
         $41,251 and $18,750, respectively . . . . . . . . . . . . . .                82,358                     18,750
   Increase in due to AIMS                                                            80,945                        ---
   Increase in accrued interest payable. . . . . . . . . . . . . . . .               301,852                    148,771
                                                                        ---------------------  -------------------------

NET CASH PROVIDED BY (USED IN) OPERATIONS                                          ( 13,018)                        (59)
                                                                        ---------------------  -------------------------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
      Advances on behalf of radio stations                                            (7.500)                       ---
      Investment in Group One Broadcasting, Inc.                                     (32,000)                       ---
                                                                        ---------------------  -------------------------

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                  (39,500)                       ---
                                                                                               -------------------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
        Proceeds from issuance of notes payable                                       20,000                        ---
Issuance of common stock                                                              32,239                        ---
                                                                        ---------------------  -------------------------

NET CASH PROVIDED BY (USED IN) FINANCING
ACTIVITIES                                                                            52,239                        ---
                                                                        ---------------------  -------------------------

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  (279)                       (59)

CASH AND CASH EQUIVALENTS, BEGINNING OF  PERIOD. . . . . . . . . . . .                   662                        383
                                                                        ---------------------  -------------------------

Cash and cash equivalents, end of period . . . . . . . . . . . . . . .  $                383   $                    324
                                                                        ---------------------  -------------------------

      SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES AND NOTES TO FINANCIAL
                                   STATEMENTS.

                                 ATB MEDIA, INC.
                         SUMMARY OF ACCOUNTING POLICIES
--------------------------------------------------------------------------------


NATURE  OF  BUSINESS

ATB Media, Inc. (the Company) was formed on January 27,1997 as a Delaware corporation to participate in the acquisition and operation of radio and television stations and to engage in any other activity that Delaware corporations may engage in. At June 30, 2004, the Company has advanced $998,073 to entities acquiring certain of these radio stations. In addition, the Company has invested $116,000 as of June 30, 2004 for a 25% interest in Group One Broadcasting, Inc, including 400,000 shares of common stock issued during 2003 (see Note 8). Due to the immediate lack of profitability from this investment, the Company wrote this investment off in 2003.

 RISKS  AND  UNCERTAINTIES

The Company has not had significant operations. Consequently, the Company's activities are subject to the risks inherent in a business enterprise without significant experience, including, among others matters, limited capital, uncertain market acceptance, uncertain governmental action and the inability to obtain financing. Additionally, the Company faces competition from a number of established, well-financed companies. The Company believes it has properly identified the risks in the environment in which it operates and plans to implement strategies to effectively reduce the financial impact of these risks. These strategies include, among others: (1) a merger (see Note 10); (2) a conversion of debt to equity (see Note 10): (3) possible acquisitions generating positive cash flow, (4) a possible private capital stock offering, and (5) possible financing through investment banking and/or venture capital firms.

USE  OF  ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires the Company to make certain estimates and assumptions particularly as it relates to the recoverability of assets and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

CASH  EQUIVALENTS

The Company considers all highly liquid investments with initial terms of 90 days or less to be cash equivalents.

ADVANCES  ON  BEHALF  OF  RADIO  STATIONS

The advances on behalf of radio stations bear interest at rates ranging from 11% to 12% per year. Through June 30, 2004, the Company has not received any interest. Interest will be recorded as income when payment of interest is received.

                                 ATB MEDIA, INC.
                         SUMMARY OF ACCOUNTING POLICIES
--------------------------------------------------------------------------------


INVESTMENTS

Investments are reflected in the accompanying financial statements at cost that does not exceed realizable value. The cost of securities sold/converted is determined by specific identification.

ALLOWANCE  FOR  UNCOLLECTIBLE  ACCOUNTS

The Company provides a reserve for doubtful accounts based on a specific review of the expected collectibility of individual outstanding accounts.

REVENUES  AND  EXPENSES

The Company records revenues and expenses in the accompanying financial statements using the accrual method of accounting. Under the accrual method, revenues are recognized when earned, and collection is assured, and expenses are recognized when incurred.

INCOME  TAXES

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement and income tax bases. The recognition of net deferred tax assets is reduced, if necessary, by a valuation allowance for the amount of any tax benefits that, based on available evidence, are not expected to be realized.

 FINANCIAL  STATEMENTS

The accompanying financial statements for the year ended December 31, 2003 and the six months ended June 30, 2004 reflect all adjustments (consisting primarily of normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods presented.

                                 ATB MEDIA, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.     GOING  CONCERN

As shown in the accompanying financial statements, the Company incurred a net loss of $3,785,865 during the period January 27,1997 (date of formation) through June 30, 2004. As of June 30, 2004, the Company had a working capital deficit of $4,659,403. As of June 30, 2004, the Company had also advanced $988,073 for the purchase and operation of certain radio stations and whose recovery is dependent on the successful operation or liquidation of such stations. In addition, the Company is in default on all of its indebtedness.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classifications of liabilities that might be necessary should the Company be unable to liquidate its investments and continue as a going concern.

2.     ADVANCES  ON  BEHALF  OF  RADIO  STATIONS

Through December 31, 2003 and June 30, 2004, the Company has advanced $980,073, including $7,500 in 2003, respectively, to an individual (the "Individual") and companies (the "Companies") in which the Individual is a stockholder (referred to collectively as the "Debtor") on behalf of radio stations the Company intended to acquire an ownership interest in.

As of December 1, 1999, the Company and the Individual entered into an agreement whereby they acknowledged that that total of the advances by the Company to the Individual aggregated $700,000 at that date, including principal advances of $644,059 accrued and unpaid interest of $55,941 accrued through December 1, 1999. This obligation was evidenced by a $700,000 note (the "Existing Loan").

The Company further agreed to provide an additional $450,000 in loans (the "New Loans") to one of the Companies (the "Borrowing Company"). Through December 31, 2002, the Company has advanced $336,514 of its $450,000 commitment under the New Loan. On February 14, 2003, the Company advanced another $7,500. Since the prime radio station is now operational, the Company does not expect to provide further funding.

The Existing Loan and the New Loan are due on the earlier of December 1, 2005 or on the date that certain specified events occur.

                                 ATB MEDIA, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


The Existing Loan bears interest at a base rate of 11%. The base interest will accrue monthly from December 1, 1999 until the earlier of January 1, 2002 or when other specified events occur (the "start date"). At the start date, the Debtor will begin making monthly interest payments. However, such interest payments shall be calculated on the lower of $500,000 or the actual principal outstanding of the Existing Loan. No interest payments have been made through June 30, 2004. Through June 30, 2004, this unpaid interest on the Existing Loan amounted to $383,469 (including the $55,941 of interest included in the $700,000 note). This unpaid interest will be recorded as income when received.

The Existing Loan also has an additional percentage participation in the equity values of the Companies. The Company is first entitled to the amount of the unpaid advances and all accrued interest thereon under the Existing Loan from the equity value. To the extent there is remaining equity value after the payment of the advances and interest under the Existing Loan, the Company will receive the percentage of the remaining value as specified below:




                                             The Company's
             Remaining Value                 Percentage of
        ----------------------
                                               Remaining
Equal to or More than     Less than              Value
----------------------  --------------       -------------
---                     $    1,000,000                 50%
1,000,000               $    1,500,000                 40%
1,500,000               $    2,000,000                 30%
2,000,000               $    2,500,000                 25%
2,500,000                         ---                 20%*
--------------------------------------------------------------------------------

*At the 20% participation level, the participation amount shall not be less than the maximum amount at the 25% level.

The New Loan bears interest at a base rate of 12%. The base interest shall be paid on a monthly basis commencing when the Borrowing Company has excess cash flow, as defined. Through December 31, 2002, no interest has been paid. As of June 30, 2004, the unpaid base interest

                                 ATB MEDIA, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


on the New Loan amounted to approximately $139,007. This unpaid interest will be recorded as income when received.

The New Loan also has an additional percentage participation in the equity value of the Borrowing Company. To the extent there is remaining value after the payment of the advances and interest under the New Loan, the Company will receive the percentage of the remaining value as specified below:



                          The Company's
                          Participation
Duration After New Loan   in  Remaining Value
-----------------------  --------------------
0 to 12 months                          70%*
13 to 24 months                         60%*
25 to 36 months                         50%*
37 to 48 months                         40%
after 48 months                         40%
--------------------------------------------------------------------------------

*The percentage participation shall decrease by 10% for each $1,000,000 of transaction value over $5,000,000 but not below 40%.

In conjunction with these advances, the Company and an affiliate entered into an agreement with an individual on June 1, 2000 to, among other matters, develop a business plan and identify resources for the Debtor. The Company agreed to compensate the individual at the rate of $5,000 per month to be payable at a mutually determined future date for a term of 180 days. The agreement further provides the individual with the right to convert the accrued compensation to equity in the affiliate or assets held by the Company or its affiliate. The Company has included $35,000 in accounts payable as of December 31, 2003 and June 30, 2004 for the unpaid cost of the agreement. The agreement also provides the individual with a fee representing 2% of the amount of any merger, financing, etc. that the individual introduces.

3.     INVESTMENT  AND  ADVANCE  UNDER  BRIDGE  FINANCING  AGREEMENT

On December 14, 1998, the Company entered in a loan agreement (the "Agreement") with UCI Web Partners Acquisition Company ("UCI Web"). The Agreement provided for the Company to make a loan of $1,000,000 to UCI Web. The first $400,000 of the loan was required to be made on or before December 15, 1998. The Company advanced the $400,000 on December 15, 1998. The remainder of the loan was to be reduced dollar for dollar by the amount of any equity, as defined, that was made available to UCI Web or an affiliate. Since over $1,000,000 in debt and equity financing was

                                 ATB MEDIA, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


provided to UCI Web or its affiliates, no further funds needed to be advanced under this Agreement. The Company, in turn, received a 41% ownership interest in UCI Web Group, Inc., or 1,500,000 shares (the "UCI common stock"), in exchange for a $4,100 capital contribution. UCI Web then owned the remaining 59% of UCI Web Group, Inc. The Company's percentage ownership interest in UCI Web Group, Inc. declined as UCI Web made future acquisitions for its stock.

On June 22, 2000, the Company, in accordance with the terms of the Agreement, converted the loan and accrued interest into 460,333 shares of UCI Common Stock. A summary of the receipts and uses of the UCI Common Stock follows:



          Date                                   Activity                   Shares      Basis
---------------------------------  -------------------------------------  ----------  ----------
December 14, 1998                  Receipt of original share              1,500,000   $   4,100

June 22, 2000                      Conversion of note receivable
                                   and accrued  interest                    460,333     460,333

March -August 2000                 Conversion of loan and notes payable    (462,052)   (168,357)

July-September 2000                Sale of stock                           (191,667)   (191,667)

November 20, 2000                  Stock issued for consulting
                                   agreement.                               (18,750)    (18,750)
                                                                          ----------  ----------

December 31, 2000,
2001 and 2002                      Remaining shares                       1,287,864   $  85,659
                                                                          ----------  ----------


The basis of the stock sold/converted was determined by specific identification. Of the shares converted in 2000, 294,500 shares came from the original 1,500,000 shares received. The other shares sold, converted or issued for services were from the shares received from the note and interest receivable conversion.

The years 2001 and 2002 were difficult periods for UCI Web with its unaudited net loss aggregating $3,257,325 and $4,535, respectively. Through December 31, 2002, UCI Web's unaudited accumulated deficit was $9,573,531. UCI Web management has informed the Company that now that UCI Web has survived the .com bust and stabilized, UCI Web is concentrating on growing revenue and rebuilding shareholder value. Management of the Company anticipates UCI Web will be successful in these efforts but, in an effort to be conservative, wrote off the $85,569 carrying value of its investment in UCI Web during 2002. Any subsequent recoveries of the Company's investment in UCI Web will be recognized as income if and when received.

                                 ATB MEDIA, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


4.     INVESTMENT  IN  GROUP  ONE  BROADCASTING,  INC.

In accordance with the terms of an agreement entered into during 2000 and amended during 2001 that was assigned during 2002 to the Company by its Chairman of the Board, the Company obtained a 25% interest in Group One Broadcasting, Inc. Group One Broadcasting, Inc. was organized to, among other matters, meet the needs and demands for quality radio programming.

The Company's investment in Group One Broadcasting, Inc. consists of a $29,000 investment from a company (Gemis) that the Company has acquired 100% ownership of from its Chairman of the Board and $25,000 in funds advanced by the Company's Chairman of the Board and treated as an increase in the Company's loan to the Chairman of the Board (see Note 7). During 2002, the Company invested an additional $30,000 in Group One Broadcasting, Inc.

In accordance with the terms of this investment, the Company issued 400,000 shares of its non-voting common stock to Group One Broadcasting, Inc. during 2003 (see Note 8). Such stock has been recorded at $32,000 based upon the value of comparable sales. Group One Broadcasting, Inc. has yet to have significant profitable operations. Although management of the Company anticipates Group One Broadcasting, Inc. will ultimately be successful, in an effort to be conservative, the Company provided a reserve for the $116,000 carrying value of its investment in Group One Broadcasting, Inc. during 2003. Any subsequent recoveries of the Company's investment in Group One Broadcasting, Inc. will be recognized as income if and when received.

5.     ACCOUNTS  PAYABLE

Included in accounts payable at December 31, 2003 and June 30, 2004 are accruals of $500,000 due equally to the Company's Chairman of the Board for compensation and the Company's legal counsel for legal services. These amounts are based on agreements with these individuals providing annual amounts of $125,000 each for 2001 and 2002. The legal services accrual bear interest to the extent unpaid. Such interest amounted to $41,251 and $18,750 during 2003 and the six months ended June 30, 2004 and is also included in accounts payable,

6.  NOTES  PAYABLE

As of December 31, 2002, the Company is indebted to various individuals under notes payable in the aggregate amounts of $1,134,492 (the private debt offering notes). The notes consisted of the following: (1) $1,110,000 in notes the proceeds for which were raised in a private offering (of this amount, $10,000 is due to a related party and included in the assumed debt (see Note 7); (2)
$30,000 for a guarantee fulfillment as described below; and, (3)$4,492 in conjunction with the financing of a specific legal project as described below.

Of the private offering notes, two notes totaling $1,000,000 bore interest at the rate of 10% from their inception on November 30, 1998 to the original due date of December 31, 1999. Thereafter, the interest rate was increased to 11% and the due date was extended to June 30, 2001. The remainder

                                 ATB MEDIA, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


of the private debt offering notes of $110,000 was raised on various dates from September 1998 through May 1999, bears interest at the rate of 10% per year and was due on December 31, 1999. In conjunction with honoring a guarantee on behalf of an affiliate, the Company, in October 1998, became indebted to an individual in the amount of $30,000 under a note bearing interest at the rate of 10% per year and being due December 31, 1999. Since the principal of these notes was not paid when due, these notes are technically in default.

The private debt offering notes are collateralized by, among other matters, the radio station assets of the Companies to which it has advanced funds (see Note
2). Furthermore, the person who arranged the private debt offering guarantees the two of the notes totaling $1,000,000.

On June 26, 2000, the Company borrowed $25,000 from a member of the board of directors of an affiliated company under a note bearing interest at the rate of 10% per year and due on demand. The proceeds from the note were to be utilized for a specific legal project. The project was terminated during 2000. At December 31, 2000, 2001 and 2002, the Company was still indebted in the amount of $4,492 under the note.

 On November 1, 2002, the Company entered into a $175,000 promissory note with a company that has common legal counsel with the Company. Through December 31, 2003, the Company had borrowed $164,515 under this note, including $20,000 during 2003. The entire principal shall be payable on the third anniversary of this promissory note. The note bears simple interest at the rate of six and one-half percent (6 %) per annum. Interest is payable in equal consecutive monthly installments commencing December 1, 2002. No interest has been paid through June 30, 2004, a technical event of default as defined in the note.
According to the terms of the note, the interest on the note increases to a simple rate of 10% per year upon the occurrence of an event of default.

As of December 31, 2003 and June 30, 2004, the Company owes $410,355 and $480,222, respectively, in accrued interest on these notes. Interest expense for these notes aggregated $139,734 and $69,867 for 2003 and $69,867 the six months ended June 30, 2004, respectively.


7.  ASSUMED  DEBT

The Company has conducted significant transactions with ATB Productions, L.L.C. ("ATB") and Heartland Capital Corporation ("HCC"), two of the Company's stockholders (see Note 8). In addition, the Company, either directly or through ATB and HCC, conducts significant transactions with the Company's Chairman of the Board (who is also the President of HCC and the Managing

                                 ATB MEDIA, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Member  of  ATB)  and another individual who guaranteed debt of the Company (see
Note 6). Neither ATB nor HCC have had significant operations and their principal access to resources is from borrowings from the Chairman of the Board and the other individual (the "Other Individual"). In conjunction therewith, the Company had guaranteed these and other borrowings.

Realizing that ATB or HCC did not presently have the funds, nor could they be expected to raise funds in the future, to pay this indebtedness, management of the Company assumed direct responsibility for paying this debt as required by the guarantee. Consequently, as of January 1, 2001, the Company recorded this debt in the amount of $1,335,961 as the Company's own liabilities. The composition of the assumed debt (including per annum interest parenthetically) as of January 1, 2001 is as follows:


Creditor                      Principal   Unpaid Interest   Total Debt
----------------------------  ----------  ----------------  -----------
Chairman of the Board
   (14.875%)                  $  426,118  $        241,646  $   667,764

Other Individual (12%)           416,929            41,268      458,197

Others shareholders (10%) *      140,000            70,000      210,000
                              ----------  ----------------  -----------

                              $  983,047  $        352,914  $ 1,335,961
                              ----------  ----------------  -----------

*Principally  for  unpaid  compensation,  rents  and  other  office  expenses.

All of the assumed debt is in default. Consequently, the entire debt is due on demand and classified as a current liability in the accompanying balance sheets.

In recognition of the assumption of this debt by the Company, HCC returned the 385,344 shares of the stock in the Company that it held. The par value of the shares returned ($385) and the intercompany payable ($33,647) that the Company had recorded as of December 31, 2000 which was eliminated by this debt assumption has reduced the total debt assumed amount to $1,301,929 which is reflected in the statement of operations as debt assumption expense in 2001. During 2002, the Company paid a debt of $40,000 for a related company that had not been included in the above amounts. Consequently, the statements of operations reflect this amount as debt assumption expense in 2002.

During 2001 and 2002, this debt increased by $193,857 and $68,500, respectively, for direct borrowings by the Company. In 2001, this debt was reduced by $27,894 for shares issued on behalf of the Chairman of the Board in the warrant offering (see Note 8). In 2002, the debt was decreased by a payment of $14,600. Interest incurred on this debt amounted to $162,118 and $78,904 during 2003 and the six months ended June 30, 2004, respectively. Accrued interest payable at December 31, 2003 and June 30, 2004 amounted to $811,869 and $890,773, respectively.

                                 ATB MEDIA, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.  STOCKHOLDERS'  EQUITY

The total number of shares that the Company has authority to issue is 10,000,000 shares of common stock, par value of $.001 per share. The Company initially issued 3,082,751 shares of its common stock. to ATB and 385,344 shares of its common stock to HCC. In conjunction with the assumption of indebtedness by the Company in 2001 (see Note 7), HCC returned its 385,344 shares. In conjunction with the arrangement of the note financing (see Note 6), the Company also issued 633,232 shares of its common stock.

In conjunction with a warrant offering to the Company's existing stockholders and the stockholders of certain affiliated companies during 2001, the Company's Board of Directors authorized another class of common stock to be designated as Series A Nonvoting Common stock. As a result of this warrant offering, 4,330,775 shares of Series A Nonvoting Common stock were issued. Of the total shares issued, 3,928,955 were issued for consideration of $.02 per share, resulting in additional paid-in capital of $74,249. This consideration includes $27,894 for 1,394,714 shares issued on behalf of the Company's Chairman of the Board, which has been deducted from the indebtedness to him (see Note 7).

A summary of shares issued since during 2003 and the sixth months ended June 30, 2004 (all of which were Series A Nonvoting Common stock) follows:




Description                            Total Shares Issued  Total Par Value
-------------------------------------  -------------------  ----------------
Balance, December 31. 2002                       8,046,758  $          8,047

Shares issued for investment in Group
One Broadcasting, Inc                              400,000               400

Miscellaneous adjustment to
Shareholder records                                 11,988                12
                                       -------------------  ----------------

Balance, December 31, 2003
  and  June 30, 2004                             8,458,746  $          8,459
                                       -------------------  ----------------

                                 ATB MEDIA, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


9.  INCOME  TAXES

The Company has no current or deferred provision or benefit for income taxes for 2003 and the six months ended June 30, 2004 because net operating losses were generated in those years.

10.  MERGER

During April 2003, AIMS Worldwide, Inc. signed a letter of intent to acquire all outstanding shares of the Company in a tax-free exchange of stock. The Merger Agreement, dated as of August 2, 2003, provided that the Company will be merged with and into ATB Media Acquisition Co., Inc., a wholly owned subsidiary of AIMS Worldwide, Inc. The merger was approved by the Company's Board of Director's and by the written consent of a majority of the outstanding shares of the Company's common stock. Upon completion of the merger, each share of the Company's common stock issued and outstanding (8,456,746) was converted into a right to receive a proportionate amount of 2,000,000 shares of AIMS Worldwide, Inc. In addition, AIMS Worldwide, Inc. will issue an additional 2,000,000 shares of its common stock to shareholders of the Company upon the attainment of certain specified milestones by KCAA radio, the principal radio station to which the Company has advanced funds (see Note 2).

In conjunction with the Merger, certain of the Company's creditors, the Company and AIMS Worldwide, Inc. entered into debt modification and compromise agreements providing for a 50 % reduction in the principal amount of their debt and related accrued interest as of June 30, 2004 in exchange for shares of common voting stock of AIMS Worldwide, Inc. The number of AIMS shares due to the creditors shall be equal to (A) 50% of the (1) debt amount as of June 30, 2004 and (2) accrued but unpaid interest as of June 30, 2004 divided by (B) 110% of the closing price of the AIMS stock on the effective date of these agreements. The aggregate of 50% of the principal and 50% of the accrued and unpaid interest not reduced will constitute the modified debt principal which will bear interest at the rates provided in the original debt agreements and will be due on the earlier of March 31, 2005 or the date of closing of the sale, financing or refinancing of specified assets of the Company. A summary of the amount of principal and accrued and unpaid interest to be

                                    ATB MEDIA, INC.
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


converted to shares of common voting stock of AIMS Worldwide, Inc under these agreements follows:




                             Principal due as    Interest due as       Total due as
     Debt Category           of June 30, 2004    of June 30, 2004    of June 30, 2004
--------------------------  ------------------  ------------------  ------------------

Accounts payable- Fees to
legal counsel and
compensation to Chairman
(see Note 5) . . . . . . .  $         500,000   $          56,875   $         556,875

Assumed debt (see
Note 7). . . . . . . . . .          1,202,910             890,773           2,093,683
                            ------------------  ------------------  ------------------

Total subject to
conversion . . . . . . . .          1,702,910             947,648           2,650,558

Conversion percentage. . .                 50%                 50%                 50%
                            ------------------  ------------------  ------------------

Total converted. . . . . .  $         851,455   $         473,824   $       1,325,279
                            ------------------  ------------------  ------------------
